Beijing Lorain Co., Ltd.

Small and Medium Size Enterprise Private Placement Notes

Subscription Agreement of 2013

Party A : Beijing Lorain Co., Ltd.

Party B : Guoyuan Securities, Inc.

WHEREAS:

1. Beijing Lorain Co., Ltd., upon approval by Shenzhen Stock Exchange, is to issue Small and Medium Size Enterprise 2013 Private Placement Notes (hereinafter referred to "Indenture") on August 28, 2013.

2. Party A, as the issuer, should be entitled to use the Indenture funds in the way as stipulated.

3. Party B, as a qualified investor, fully understands the risks of the Indenture and is willing to subscribe the Indenture. Subsequent to the Indenture issuance, any investment risk that arises from the change of business operation should be born by Party B. Parry B should be entitled to receive the repayment of Indenture principal and interests, attend the Indenture subscribers meeting and vote.

After friendly negotiation, Parties reached following agreement with respect to the sale and purchase of Indenture:

1. Terms of the Indenture

i.	Issuer: Beijing Lorain Co., Ltd.;

ii.	Name of the Indenture: Beijing Lorain Co., Ltd. Small and Medium Size Enterprise 2013 Private Placement Notes;

iii.	Total Amount: Not to exceed RMB 100 million (including RMB 100million);

iv.

Term: 36 months, from August 28, 2013 to August 28, 2016. Issuer has the option to adjust the interest rate of the notes and Subscriber has the option to sell the notes back to the Issuer at the end of the 24th month;

v.

Interest rate adjustment option: Issuer is entitled to decide whether to adjust the interest rate at the end of the 24th month. Issuer may increase or decrease the interest rate and provide public announcement for such adjustment. The increased interest rate shall comply with up-limits of interest rate set by the national regulator, and the decreased interest rate should not be lower than the deposit interest rate of the fixed time lump-sum deposit and withdrawal savings;

vi.

Public announcement date of interest rate adjustment: Issuer shall make public announcement regarding interest rate adjustment on the 30th trading day prior to interest payment day on the second year of Indenture;

vii.

Sale back option: Subscriber is entitled to sell full or partial amount of the Indenture back to issuer at face value at the end of the 24th month. The interest payment day of the end of the 24th month is the sale back payment day. Issuer should complete the sales back procedures in accordance with rules of promulgated by indenture registration and clearance authorities. Subscriber may declare for sale back option within three trading days after the Issuer makes announcement of interest rate adjustment;

viii.	Subscription payment date: August 28, 2013; the investors who have such intents shall pay subscription payment before the agreed dates with the Underwriter.

ix.	First issuance date: the first day of issuance that is August 28, 2013;

x.	Starting date for interest calculation: August 28, 2013;

xi.	Interest payment date: August 28, 2014, August 28, 2015 and August 28, 2016;

xii.

Repayment of Indenture principal: Indenture principal repayment date is August 28, 2016 (extending to the following first business day if it is public holiday or weekend); No interest accrued on the extended days;

xiii.

Interest rate: the face interest rate of the Indenture is a fixed rate. The actual interest rate may be determined by Party A and underwriter after bookbuilding with those qualified investors and will be fixed for first 24 months of the Indenture term.

2. Amount and Price

The size of the Indenture is RMB100 million. The note bears an interest rate of 10% with face value of RMB100. The note will be issued at face value. The subscription unit is RMB1,000 (10 notes). The minimum subscription limit is RMB 1 million (1000 units). When the subscription amount exceeds RMB 1 million, the additional subscription amount should be RMB100,000 or its multiplies.

Party B agrees to subscribe RMB20 million notes with face value RMB20 million.

3. Party B represents and warrants that the subscription funds are from legal sources which are in compliance with anti-money laundry regulations.

4. Party B represents and warrants that it is a qualified investor who is aware of the investment risks, is making investment decision independently and is willing to be bided by the requirements of the Prospectus. Any investment risk is born by Party B.

5. In accordance with “Beijing Lorain Co., Ltd. Small and Medium Size Enterprise Private Placement Notes Prospectus of 2013”(hereinafter referred as "Prospectus") and “Small and Medium Size Enterprise Private Placement Notes Registration and Clearance Rules” promulgated by China Securities Depository & Clearing Corporation Limited, Party A should transfer all Indenture to Party B’s account that opened in China Securities Depository & Clearing Corporation Limited after receipt of full subscription amount.

Party B's account is as follows:

Account No. 1 name: Guoyuan Securities-Agriculture Bank-Guoyuan Huangshan No. 1 Limited Collective Assets Management Plan

Account No: xxxxxxxxx

Account No. 2 name: Guoyuan Securities-SPD Bank-Guoyuan Yuanyin No. 4 Rated Debt Collective Assets Management Plan

Account No: xxxxxxxxx

6. Party B agrees to remit subscription amount RMB20 million to following bank account as instructed by the leading underwriter before 3:00pm on August 28, 2013.

The bank account instructed by the lead underwriter is as follows:

Account name: Hefei Sipailou Branch, Industrial and Commercial Bank of China

Account Name: Guoyuan Securities, Inc.

Account No: XXXXXXXXX

National Payment System Number:XXXXXXXXXXXXXX

7. Breach of Agreement

If any party doesn't perform its obligations under this Agreement, including to terminate this agreement unilaterally, it shall be considered as breach of contract and the breaching party shall take the responsibilities as follows:

i. If Party A incurs loss due to the fact that Party B fails to be a qualified investor, Party B should make compensation to Party A and take the relevant responsibilities;

ii. If Party A fails to transfer all Indenture to Party B’s account within specified time, Party B should be entitled to terminate the agreement by written notice. Party A should pay breaching penalty at 0.05% per day for the total amount of undelivered notes to Party B. If Party A can not transfer Indenture to Party B within specified time due to reasons caused by registration authority, it should not be considered as a breach;

iii. If Party B fails to pay full subscription amount to Party A's designate account, Party B should compensate Party A’s actual loss and pay a delay penalty of 0.05% per day for the breaching amount, starting from the date of breaching.

8. In the event of any dispute, Parties shall solve it through friendly consultation. In case no settlement can be reached, either party can file the lawsuit to the court where Party A is located.

9. This Agreement shall take effect when it is duly signed and sealed by the legal representatives or authorized representatives of the parties.

10. This Agreement should not be amended unless both parties and underwriter agree to enter into supplement agreement in writing.

11. This Agreement is executed in six original copies. Each Party will have two copies and the lead underwriter will have two copies

This Agreement was entered into by both parties in Beijing on August 28, 2013.

Party A : Beijing Lorain Co., Ltd.

Legal Representative or Authorized Representative:

Address:

Contact:

Tel:

Fax

Address:

Party B : Guoyuan Securities, Inc.

Legal Representative or Authorized Representative:

Address:

Contact:

Tel:

Fax

Address: